Filed Pursuant to Rule 433
  Registration Nos. 333-126348, 333-126348-01, 333-126348-02 and 333-126348-03
                                                              January 13, 2006

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                               PRICING TERM SHEET
                (to Prospectus Supplement dated January 13, 2006)

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Issuer:                      Alabama Power Company

Security:                    Series EE Senior Insured Quarterly Notes

Maturity Date:               January 15, 2036

Ratings:                     AAA by Standard & Poors/Aaa by Moody's

Coupon:                      5.75%, paid quarterly

Redemption Terms:            Callable in whole or in part anytime on
                             or after January 15, 2011, at par (100%)

Estate Feature:              Begins January 15, 2011

Proceeds to Issuer:          96.85% of principal amount ($968.50 per note)

Expected Settlement Date:    January 18, 2006

Underwriters:                Edward D. Jones & Co., L.P., Lead Manager
                             BNY Capital Markets, Inc./Pershing LLC
                             Comerica Securities Inc.
                             Morgan Keegan & Company, Inc.
                             RBC Dain Rauscher Inc.
                             Sterne, Agee & Leach, Inc.
                             SunTrust Capital Markets, Inc.

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-441-2357.